Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus Supplement of Park Place Securities, Inc., relating to the Park Place Securities, Inc. Asset-Backed Pass-Through Certificates, Series 2004-MHQ1 comprising part of the Registration Statement (No. 333-118640) of Park Place Securities, Inc., of our report, dated June 25, 2004, relating to our audits of the consolidated financial statements of ACE Guaranty Corp. (subsequently renamed Assured Guaranty Corp.) as December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003. We also consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement.



/s/ PricewaterhouseCoopers LLP
New York, New York
October 1, 2004